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                                                                    Exhibit 3.6

                             WWW HOLDINGS, INC.

                   CERTIFICATE OF DESIGNATION, PREFERENCES AND

                 RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK

                         PURSUANT TO SECTION 151 OF THE

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     WWW Holdings, Inc. (the "CORPORATION"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") has adopted the following resolution creating a series of Preferred Stock, $.01 par value, designated as Series C Convertible Preferred Stock:

     RESOLVED, that a series of the class of Preferred Stock, $.01 par value, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are set forth in this Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION") as follows:


     1. DESIGNATION AND AMOUNT. Preferred Stock of the Corporation created and authorized for issuance hereby shall be designated as Series C Convertible Preferred Stock (herein referred to as "SERIES C PREFERRED STOCK"), having a par value per share equal to $.01, and the number of shares constituting such series shall be 4,385,965. The Corporation shall only originally issue shares of Series C Preferred Stock to Apple Computer, Inc. Limited, a corporation organized under the laws of the Republic of Ireland, and its successors, affiliates, parent company and subsidiaries (collectively, "APPLE").

     2. RANK. The Series C Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank immediately junior to that certain series of preferred stock of the Corporation designated as Series A Convertible Preferred


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Stock in the Certificate of Designation, Preferences, and Rights of the Series A
Convertible Preferred Stock which was filed with the Secretary of State of the State of Delaware on June 5, 1998, and that certain series of preferred stock of the Corporation designated as Series B Convertible Preferred Stock in the Certificate of Designation, Preferences, and Rights of the Series B Convertible Preferred Stock which was filed with the Secretary of State of the State of Delaware on January 20, 1999. The Series C Preferred Stock will rank junior only to the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and shall with respect to dividend rights and rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank prior to the Common Stock, $.01 par value, of the Corporation ("COMMON STOCK") and all other classes or series of preferred stock, preference stock or any other capital stock or equity securities of the Corporation, whether now issued or hereafter created. All equity securities of the Corporation to which the Series C Petered Stock ranks prior, including the Common Stock, are collectively referred to herein as the "JUNIOR SECURITIES."

     3. DIVIDENDS. The holders of the Series C Preferred Stock shall be entitled to share in dividends on the Common Stock (on an as-converted to Common Stock basis) if, when and as declared by the Board of Directors out of funds legally available therefore, after the holders of Series A Preferred Stock and Series B Preferred Stock have received any dividends to which they are first entitled. All such dividends shall not be cumulative and no right to such dividends shall accrue to the holders of the Series C Preferred Stock unless declared by the Board of Directors.

     4. LIQUIDATION PREFERENCE.

        (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a "LIQUIDATION"), holders of each share of Series C Preferred Stock shall be entitled to be paid out of the Corporation's assets available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings, after the holders of Series A Preferred Stock and Series B Preferred Stock of the Company have received the liquidation preference amounts to which they are entitled upon a Liquidation, and prior and in preference to any sums paid or any assets distributed to, or set aside for, the holders of shares of Junior Securities an amount equal to $45.60 per share plus any declared but unpaid dividends (subject to adjustment for all splits, dividends, recapitalizations, combinations and the like). If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series C Preferred Stock as set forth herein, then the entire assets of the Corporation available for distribution to the holders of Junior Securities shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 4(a) if sufficient assets were available. A consolidation, merger or sale of all or substantially all of the assets of the Corporation shall not be deemed a Liquidation for purposes of this Section 4.

        (b) After payment of the full liquidation preference of the Series C Preferred Stock as set forth in Section 4(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of Junior Securities, in accordance with their respective rights thereto.


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        (c) NONCASH DISTRIBUTIONS. If any of the assets of the Company are to be distributed under this Section 4, or for any purpose, in a form other than cash, then the Board of Directors shall promptly determine in good faith the value of the assets to be distributed to the holders of Series C Preferred Stock. The Company shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Series C Preferred Stock.

     5.CONVERSION RIGHTS. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

        (a) RIGHT TO CONVERT INTO COMMON STOCK. Each share of the Series C Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at any time after January 4, 2001, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, into a certain number of fully paid and nonassessable shares of the Common Stock. The number of shares of Common Stock for which each share of the Series C Preferred Stock may be exchanged (the "SERIES C CONVERSION RATE") shall be calculated by dividing $45.60 (the "SERIES C PURCHASE PRICE") by the Series C Conversion Price. The Series C Conversion Price shall be subject to appropriate adjustment in the event of any stock split or combination, stock dividend or similar event, as well as pursuant to other provisions set forth herein. The "SERIES C CONVERSION PRICE" shall initially be $45.60.

        (b) AUTOMATIC CONVERSION. Each share of the Series C Preferred Stock shall automatically be converted into shares of the Common Stock at the then effective Series C Conversion Rate upon the occurrence of the first of the following events:

              (i) at any time after January 4, 2001, upon the receipt by the Corporation of a duly executed written election, of the holders of more than 66 2/3% of the then outstanding shares of the Series C Preferred Stock in favor of the conversion of all of the shares of the Series C Preferred Stock into the Common Stock; or

              (ii) if the Board of Directors of the Corporation shall have determined in the good faith exercise of its reasonable judgment, that such conversion is required in order for the Corporation to consummate any merger, reorganization, business combination or other extraordinary transaction (other than those transactions contemplated by the Agreement and Plan of Reorganization dated September 22, 1999 by and among EarthLink Network, Inc., Mindspring Enterprises, Inc., and the Corporation) approved by the Corporation's Board of Directors and pursuant to which all the holders of Common Stock of the Corporation will receive an amount per share (in cash or freely tradeable securities) greater than the Series C Purchase Price (subject to adjustment for all splits, dividends, recapitalizations, combinations and the like).

        (c) MECHANICS OF CONVERSION.

              (i) No fractional share of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, after aggregating all shares of Common Stock (including fractional shares thereof) issuable



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upon the conversion of all shares of Series C Preferred Stock held by the holder which are to be converted, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock at the time (as determined in good faith by the Board of Directors).

              (ii) Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, and before the Corporation shall be obligated to issue certificates for shares of Common Stock upon the automatic conversion of the Series C Preferred Stock as set forth in
Section 5(b) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (except that no such written notice of intent to convert shall be necessary in the event of an automatic conversion pursuant to Section 5(b) hereof).

              (iii) In the event of the loss, theft or destruction of the holder's certificate or certificates, the holder shall notify the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate or certificates. The Corporation shall, as soon as practicable after delivery of certificates in accordance with this Section 5(c)(ii), or, in the case of a lost, stolen or destroyed certificate, the execution and delivery of the agreement and indemnity, issue and deliver at such office to such holder of Series C Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 5(b) hereof, such conversion shall be deemed to have been made as specified in the affirmative vote or written consent) and the person or persons entitled to receive the shares of Common Stock, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (d) ADJUSTMENTS FOR SUBDIVISIONS, STOCK DIVIDENDS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event that the Corporation at any time or from time to time declares or pays, without consideration, any dividend on Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or effects a subdivision or combination of its outstanding shares of Common Stock into a greater or smaller number of shares without a proportionate and corresponding subdivision or combination of the outstanding shares of Series C Preferred Stock, then and in each such event the Series C Conversion Price shall be increased or decreased proportionally.

        (e) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event that the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this


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Section 5, then and in each such event provision shall be made so that the holders of Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series C Preferred Stock.

        (f) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

        (g) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the Series C Conversion Price at the time in effect.

        (h) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time:

                             a) to declare any dividend or distribution upon its
Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                             b) to offer for subscription pro rata to the
holders of any class or series of its stock any additional shares of stock of any class or series or other rights

                             c) to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock;

                             d) to effect a liquidation or any other transaction
of a type similar to those described in Section 4 above; or

                             e) to effect a merger with or into another
corporation or a sale of all or substantially all of the assets of the Corporation to another corporation;

then, in connection with each such event, the Corporation shall send to the holders of the Series C Preferred Stock:


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              i) at least 10 business days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights or vote, with respect to a merger or other transaction requiring a vote of the stockholders of the Corporation (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) or (d) above; and

              ii) in the case of the matters referred to in (c) above, at least 10 business days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

        (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock and such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (j) NOTICES. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series C Preferred Stock shall be deemed given three days after deposit in the United States mail, postage prepaid, return receipt requested, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice to holders located outside the United States shall be given by telex or telecopy; provided, however, that such purchaser shall give the Corporation its telex or telecopy number.

        (k) ADJUSTMENTS. Subject to Section 4 above, in case of any reorganization, recapitalization or any reclassification of the capital stock of the Corporation (other than a subdivision or combination of shares provided for above), any merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series C Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series C Preferred Stock would have been entitled upon the record date of (or, if no record date is fixed, the date of) such reorganization, recapitalization, reclassification, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of the Series C Preferred Stock.


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        (l) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     6. REDEMPTION RIGHTS. The Corporation shall have no redemption rights with regard to the Series C Preferred Stock.

     7. VOTING RIGHTS.

        (a) At any time after January 4, 2001, except as required by law or by the provisions hereof, the holders of the Series C Preferred Stock shall be entitled to vote on all matters with the holders of the Common Stock on an as-converted to Common Stock basis and shall be entitled to vote together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

        (b) The holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation's Board of Directors; provided, however, that this Section 7(b) shall be of no force or effect until such time as the shares of Series C Preferred Stock purchased by Apple pursuant to the Preferred Stock Purchase Agreement dated January 4, 2000, between Apple and the Company (the "PREFERRED STOCK PURCHASE AGREEMENT") have been released from escrow pursuant to the terms of Section 2.3 thereof. The Director elected by the holders of Series C Preferred Stock may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of the Series C Preferred Stock, voting separately as a single class. In the event of the death, disability, retirement, resignation or removal of the Director elected by the holders of Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to elect a successor to or replacement for such Director. Notwithstanding the foregoing, the right of the holders of the Series C Preferred Stock to elect a member to the Corporation's Board of Directors pursuant to this Section 7(b) shall terminate upon the earlier to occur of: (i) the termination of the exclusivity provisions under
Section 3.2 of the Internet Services Agreement dated January 4, 2000 by and among EarthLink Network, Inc. and Apple, (ii) the conversion of all of the issued and outstanding shares of Series C Preferred Stock into shares of Common Stock of the Corporation, (iii) prior to the one year anniversary of the Closing Date, the sale or disposition by Apple of any of the shares of the Series C Preferred Stock acquired pursuant to the Preferred Stock
Purchase Agreement and pursuant to the exercise of Apple's right to purchase additional shares of Series C Preferred Stock pursuant to Section 6.1 of the Investor Rights Agreement dated January 4, 2000, by and between EarthLink Network, Inc. and Apple (the "INVESTOR RIGHTS AGREEMENT"); (iv) on or after the one year anniversary of the Closing Date and prior to the three year anniversary of the Closing Date, the sale or disposition by Apple of more than 25% of the shares of Series C Preferred Stock acquired pursuant to the Preferred Stock Purchase Agreement and pursuant to the exercise of Apple's right to purchase additional shares of Series C Preferred Stock pursuant to
Section 6.1 of the Investor Rights Agreement; and (v) on or after the three year anniversary of the Closing Date, the sale or disposition by Apple of more than 50% of the shares of Series C Preferred Stock acquired pursuant to the Preferred Stock Purchase

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Agreement and pursuant to the exercise of Apple's right to purchase additional shares of Series C Preferred Stock pursuant to Section 6.1 of the Investor Rights Agreement.

              8. COVENANTS. The Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of such outstanding shares of Series C Preferred Stock voting separately as a class:

              (i) increase or decrease the authorized number of shares of Series C Preferred Stock;

              (ii) create any new class or series of stock having preferences prior to or on parity with the Series C Preferred Stock;

              (iii) alter or change the rights, preferences or privileges or the shares of Series C Preferred Stock so as to materially and adversely affect such shares; or

              (iv) pay or declare dividends on any shares of Common Stock in contravention of Section 3.

     9. STOCKHOLDER RIGHTS PLAN. Notwithstanding any other provision of this Certificate of Designation to the contrary, if the Corporation shall adopt a stockholders rights plan (sometimes known as a "poison pill" plan), and shall declare, order, pay or make a dividend or other distribution of rights thereunder with respect to the Common Stock (whether or not separate from the Common Stock), each Holder of shares of Series C Preferred Stock shall be entitled to receive from the Corporation, upon conversion of such shares of Series C Preferred Stock into Common Stock pursuant to Section 5, all of the rights distributed under such plan (but without any limitation or restriction or the exercise of such rights that are not also applicable to holders of Common Stock) fully and to the same extent as if immediately prior to the earlier of such distribution or any record date therefor such Holder had converted all of such Holder's shares of Series C Preferred Stock into shares of Common Stock. The preceding sentence shall provide the exclusive protection under this Certificate of Designation to the Holders of the Series C Preferred Stock (including any adjustments that would otherwise be required by Section 5(d) and (e) with respect to the subject matter of the immediately preceding sentence).


     10. STATUS OF CONVERTED STOCK. In the event any shares of Series C Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and thereupon restored to the status of authorized but unissued Preferred Stock undesignated as to class or series.

                                     * * * *
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     IN WITNESS WHEREOF, the Corporation has caused the foregoing certificate to be signed on February __, 2000.

                                            WWW Holdings, INC.,
                                            a Delaware corporation

                                            By:
                                            Name:
                                            Title: